Exhibit 5.1

File No. 41955-0001

April 27, 2023

MetaWorks Platforms, Inc.

3250 Oakland Hills Court

Fairfield, California 94534

U.S.A.

Dear Sirs:

Re:	MetaWorks Platforms, Inc. - Registration Statement on Form S-1

We have acted as counsel to MetaWorks Platforms, Inc. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the resale of (i) up to 11,237,857 shares of common stock of the Company that are issued and outstanding (the “Issued Shares”) and (ii) up to 7,177,522 shares of common stock of the Company that may be issued upon exercise of warrants (the “Warrant Shares”), as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company, as amended;

(c)	the resolutions adopted by the board of directors of the Company pertaining to the Issued Shares and the Warrant Shares;

(d)	the Registration Statement; and

(f)	the prospectus constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

●	the Issued Shares have been duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company; and

●	the Warrant Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of the warrants, be issued as fully paid and non-assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or rules and regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP